Exhibit 99.1
VIZIO HOLDING CORP.
Reports Q4 2022 Financial Results
Platform+ net revenue increased 30% year-over-year (YoY) to $136.5 million
Platform+ gross profit increased 23% YoY to $82.8 million
SmartCast Average Revenue Per User increased 31% YoY to $28.30
Irvine, CA., February 28, 2023—VIZIO Holding Corp. (NYSE: VZIO) today announced the following results for the three months ended December 31, 2022:
Financial and operational highlights include the following, compared to Q4'21:
•Net revenue of $533.5 million, compared to $628.8 million
•Platform+ net revenue of $136.5 million, up 30%
•Gross profit of $85.7 million, up 11%
•Platform+ gross profit of $82.8 million, up 23%
•Net income of $6.3 million, compared to net loss of $10.1 million
•Adjusted EBITDA1 of $19.9 million, up 15%
•SmartCast Active Accounts of 17.4 million, up 15%
•SmartCast Hours of 4.8 billion, up 24%
•SmartCast Average Revenue Per User (ARPU) of $28.30, up 31%
"2022 marked our 20th anniversary as a company that has always been focused on delivering great products and experiences at affordable prices. While the year presented numerous well known challenges, our team did a great job executing our transition to a dual revenue model,” said, William Wang, CEO of VIZIO. “In just the third year since the launch of our Platform+ business, we grew revenue 55% and gross profit by 41% during 2022. I'm very excited for what the future holds for VIZIO. We remain focused and disciplined as we continue to invest in redefining the SmartTV."
Business highlights include:
•50” V-Series (America’s #1 Bestselling TV in 2022)2 shipments increased by 65% in Q4'22
•Named Wirecutter’s Budget Pick for Best LED TV for our M-Series Quantum X Smart TV in Q4'22
•During Q4'22, surpassed 17 million SmartCast Active Accounts, which streamed 4.8 billion SmartCast Hours
•Increased Q4'22 SmartCast Hours per SmartCast Active Account to 93 per month, up 7% versus Q4'21
•Grew Platform+ advertising revenue 25% and non-advertising revenue 46% versus Q4'21
•Expanded our direct advertising client relationships by 53% compared to Q4'21, adding 130 net new advertisers in Q4'223
•Unveiled an upgraded design and Entertainment Programming Guide experience for WatchFree+
•In Q4'22, apps launched included AMC+, Fox Sports, Discovery GO, Hallmark Movies Now, and TLC Go
1 A reconciliation of Net Income (Loss) to Adjusted EBITDA is provided below.
2 The NPD Group/Retail Tracking Service, U.S., based on units, Jan. – Dec. 2022 combined.
3 Direct advertising relationships includes the number of advertisers that purchased advertising inventory directly from VIZIO during the fourth quarter. Net new advertisers for the quarter is calculated as the difference between the number of direct advertising relationships during the fourth quarter of 2022 versus the fourth quarter of 2021.

Selected Quarterly Financial Results
(Unaudited, in millions, except percentages and SmartCast ARPU)

	Three Months Ended December 31,		Three Months	Year Ended December 31,		Full Year
	2022	2021	% Change	2022	2021	% Change
Financial Highlights
Net Revenue
Device	$397.0	$523.7	(24)%	$1,384.9	$1,815.3	(24)%
Platform+	136.5	105.1	30%	477.9	308.7	55%
Total Net Revenue	533.5	628.8	(15)%	1,862.8	2,124.0	(12)%
Gross Profit
Device	2.9	9.8	(70)%	16.0	115.7	(86)%
Platform+	82.8	67.3	23%	296.5	210.6	41%
Total Gross Profit	85.7	77.1	11%	312.5	326.3	(4)%
Operating Expenses	75.3	97.2	(23)%	306.2	355.9	(14)%
Net Income (Loss)	$6.3	$(10.1)	NM	$(0.4)	$(39.4)	NM
Adjusted EBITDA[1]	$19.9	$17.3	15%	$52.4	$107.6	(51)%

Operational Metrics
Smart TV Shipments	1.5	1.5	(1)%	5.2	5.5	(6)%
SmartCast Active Accounts (as of)	17.4	15.1	15%	17.4	15.1	15%
Total VIZIO Hours	8,950	7,915	13%	33,440	29,337	14%
SmartCast Hours	4,762	3,851	24%	17,403	14,598	19%
SmartCast ARPU	$28.30	$21.68	31%	$28.30	$21.68	31%
_________________________
1 A reconciliation of Net Income (Loss) to Adjusted EBITDA is provided below
NM-Not Meaningful

Financial Outlook
(In millions)

First Quarter 2023
Platform+ Net Revenue	$114 - $119
Platform+ Gross Profit	$66 - $70
Adjusted EBITDA	$0 - $5

Virtual Investor Event – Tuesday, February 28, 2023
VIZIO management will hold a live question and answer webcast at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to discuss VIZIO's quarterly results and outlook. To listen to the webcast please visit this link. Following the live audio webcast, a playback will be available on VIZIO's Investor Relations website (investors.vizio.com) through April 30, 2023 at 11:59 p.m. (ET).
About VIZIO
Founded and headquartered in Orange County, California, our mission at VIZIO Holding Corp. (NYSE: VZIO) is to deliver immersive entertainment and compelling lifestyle enhancements that make our products the center of the connected home. We are driving the future of televisions through our integrated platform of cutting-edge Smart TVs and powerful operating system. We also offer a portfolio of innovative sound bars that deliver consumers an elevated audio experience. Our platform gives content providers more ways to distribute their content and advertisers more tools to connect with the right audience.
Supplemental Financial and Other Information
Supplemental financial and other information can be accessed through VIZIO’s Investor Relations website at investors.vizio.com. VIZIO announces material information to the public about VIZIO, its products and services, and other matters through a variety of means, including filings with the Securities and Exchange Commission, press releases, public conference calls, webcasts, its Investor Relations website (investors.vizio.com), its blog (accessible via vizio.com/en/newsroom) and its Twitter account (@VIZIO) in order to achieve broad, non-exclusionary distribution of information to the public and for complying with its disclosure obligations under Regulation FD.
Key Operational and Financial Metrics
We review certain key operational and financial metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans and make strategic decisions. We regularly review and may adjust our processes for calculating our internal metrics to improve their accuracy.
The metrics included in this press release and the accompanying call, including the key operational and financial metrics defined below, as well as direct advertising client relationships and net new advertisers, are not based on any standardized industry methodology and are not necessarily calculated in the same manner or comparable to similarly titled measures presented by other companies. Similarly, these metrics may differ from estimates published by third parties or from similarly titled metrics of our competitors due to differences in methodology. The numbers that we use to calculate these metrics are based on internal data. While these numbers are based on what we believe to be reasonable judgments and estimates for the applicable period of measurement, there are inherent challenges in measuring usage and engagement. We regularly review and may adjust our processes for calculating our internal metrics to improve their accuracy.
Smart TV Shipments. We define Smart TV Shipments as the number of Smart TV units shipped to retailers or direct to consumers in a given period. Smart TV Shipments currently drive the majority of our revenue and provide the foundation for increased adoption of our SmartCast operating system and the growth of our Platform+ revenue. The growth rate between Smart TV shipments and Device net revenue is not directly correlated because VIZIO’s Device net revenue can be impacted by other variables, such as the series and sizes of Smart TVs sold during the period, the introduction of new products as well as the number of sound bars shipped.
SmartCast Active Accounts. We define SmartCast Active Accounts as the number of VIZIO Smart TVs where a user has activated the SmartCast operating system through an internet connection at least once in the past 30 days. We believe that the number of SmartCast Active Accounts is an important metric to measure the size of our engaged user base, the attractiveness and usability of our operating system, and subsequent monetization opportunities to increase our Platform+ net revenue.
Total VIZIO Hours. We define Total VIZIO Hours as the aggregate amount of time users spend utilizing our Smart TVs in any capacity. We believe this usage metric is critical to understanding our total potential monetization opportunities.

SmartCast Hours. We define SmartCast Hours as the aggregate amount of time viewers engage with our SmartCast platform to stream content or access other applications. This metric reflects the size of the audience engaged with our operating system as well as indicates the growth and awareness of our platform. It is also a measure of the success of our offerings in addressing increased user demand for OTT streaming. Greater user engagement translates into increased revenue opportunities as we earn a significant portion of our Platform+ net revenue through advertising, which is influenced by the amount of time users spend on our platform.
SmartCast ARPU. We define SmartCast ARPU as total Platform+ net revenue, less revenue attributable to legacy VIZIO V.I.A. Plus units, during the preceding four quarters divided by the average of (i) the number of SmartCast Active Accounts at the end of the current period; and (ii) the number of SmartCast Active Accounts at the end of the corresponding prior year period. SmartCast ARPU indicates the level at which we are monetizing our SmartCast Active Account user base. Growth in SmartCast ARPU is driven significantly by our ability to add users to our platform and our ability to monetize those users.
Device gross profit. We define Device gross profit as Device net revenue less Device cost of goods sold in a given period. Device gross profit is directly influenced by consumer demand, device offerings, and our ability to maintain a cost-efficient supply chain.
Platform+ gross profit. We define Platform+ gross profit as Platform+ net revenue less Platform+ cost of goods sold in a given period. As we continue to grow and scale our business, we expect Platform+ gross profit to increase over the long term.
Non-GAAP Financial Measures
To supplement our financial information presented in accordance with generally accepted accounting principles in the United States of America, or GAAP, VIZIO considers certain financial measures that are not prepared in accordance with GAAP, including Adjusted EBITDA. We define Adjusted EBITDA as total net income (loss) before interest income, net, other income (expense), net, provision for (benefit from) income taxes, depreciation and amortization and share-based compensation. We consider Adjusted EBITDA to be an important metric to assess our operating performance and help us to manage our working capital needs. Utilizing Adjusted EBITDA, we can identify and evaluate trends in our business as well as provide investors with consistency and comparability to facilitate period-to-period comparisons of our business. We believe that providing users with non-GAAP measures such as Adjusted EBITDA may assist investors in seeing VIZIO’s operating results through the eyes of management and in comparing VIZIO’s operating results over multiple periods with other companies in our industry.
We use Adjusted EBITDA in conjunction with net income (loss) as part of our overall assessment of our operating performance and the management of our working capital needs. Our definition of Adjusted EBITDA may differ from the definition used by other companies and therefore comparability may be limited. In addition, other companies may not publish Adjusted EBITDA or similar metrics. Furthermore, Adjusted EBITDA has certain limitations in that it does not include the impact of certain expenses that are reflected in our condensed consolidated statement of operations that are necessary to run our business. Thus, Adjusted EBITDA should be considered in addition to, not as a substitute for, or in isolation from, measures prepared in accordance with GAAP, including net income (loss).
We compensate for these limitations by providing a reconciliation of Adjusted EBITDA to net income (loss). We encourage investors and others not to rely on any single financial measure and to view Adjusted EBITDA in conjunction with net income (loss).
Forward-looking information
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or VIZIO’s future financial or operating performance. In some cases, you can identify forward looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “going to,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, priorities, plans, or intentions.

Forward-looking statements in this press release include, but are not limited to, statements regarding VIZIO’s future financial and operating performance, including our outlook and guidance and our expectations regarding advertising sales, including Upfront advertising commitments, which represent advertisers’ indication of expected advertising spend made to us during 2022, but are not fully binding commitments and may differ from the amount of advertising revenue actually received. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties, including changes in our plans or assumptions, that could cause actual results to differ materially from those projected. These risks include the possibility that: we are not able to keep pace with technological advances in our industry and successfully compete in highly competitive markets; we do not have the ability to continue to increase the sales of our Smart TVs; we cannot attract and maintain SmartCast Active Accounts; we cannot increase SmartCast Hours; we are not able to attract and maintain popular content on our platform; we are not able to maintain relationships with advertisers; and we cannot adapt to market conditions and technological developments, including with respect to our platform's compatibility with applications developed by content providers; and an economic downturn or economic uncertainty adversely affects consumer discretionary spending and advertising.
The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2021, as filed on March 10, 2022, and our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2022, as filed on May 12, 2022, for the quarter ended June 30, 2022, as filed on August 10, 2022, and for the quarter ended September 30, 2022, as filed on November 9, 2022. Additional information will also be set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. The forward-looking statements in this press release are based on information available to VIZIO as of the date hereof, and VIZIO disclaims any obligation to update any forward-looking statements, except as required by law.

Contact Information

Investors and Analysts:
Michael Marks
IR@vizio.com

Media:
PR@vizio.com

Source: VIZIO Holding Corp.

VIZIO HOLDING CORP.
Consolidated Statements of Operations
(Unaudited, in millions except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021[4]	2022	2021
Net revenue:
Device	$397.0	$523.7	$1,384.9	$1,815.3
Platform+	136.5	105.1	477.9	308.7
Total net revenue	533.5	628.8	1,862.8	2,124.0
Cost of goods sold:
Device	394.1	513.9	1,368.9	1,699.6
Platform+	53.7	37.8	181.4	98.1
Total cost of goods sold	447.8	551.7	1,550.3	1,797.7
Gross profit:
Device	2.9	9.8	16.0	115.7
Platform+	82.8	67.3	296.5	210.6
Total gross profit	85.7	77.1	312.5	326.3
Operating expenses:
Selling, general and administrative	53.2	77.7	220.7	286.1
Marketing	9.8	10.4	41.1	32.8
Research and development	11.4	8.3	40.8	34.2
Depreciation and amortization	0.9	0.8	3.6	2.8
Total operating expenses	75.3	97.2	306.2	355.9
Income (loss) from operations	10.4	(20.1)	6.3	(29.6)
Interest income, net	1.2	0.2	1.6	0.3
Other (expense) income, net	(0.6)	3.2	(1.3)	3.0
Total non-operating income	0.6	3.4	0.3	3.3
Income (loss) before income taxes	11.0	(16.7)	6.6	(26.3)
Provision for (benefit from) income taxes	4.7	(6.5)	7.0	13.1
Net income (loss)	$6.3	$(10.1)	$(0.4)	$(39.4)

Net income (loss) attributable to Class A and Class B stockholders:
Basic	$0.03	$(0.05)	$(0.00)	$(0.22)
Diluted	$0.03	$(0.05)	$(0.00)	$(0.22)
Weighted-average Class A and Class B common shares outstanding:
Basic	194.6	188.6	193.1	175.5
Diluted	202.6	188.6	193.1	175.5
4 Some totals may not sum due to rounding.

VIZIO HOLDING CORP.

Consolidated Balance Sheets
(Unaudited, in millions except par values)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$288.7	$331.6
Short-term investments	58.9	—
Accounts receivable, net	357.9	375.1
Other receivables due from related parties	2.2	5.1
Inventories	15.5	11.9
Income tax receivable	1.7	26.2
Prepaid and other current assets	53.5	84.8
Total current assets	778.4	834.7
Property, equipment and software, net	19.9	10.3
Goodwill	44.8	44.8
Deferred income taxes	51.2	30.4
Other assets	21.4	15.6
Total assets	$915.7	$935.8
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable due to related parties	$148.2	$224.8
Accounts payable	117.2	118.9
Accrued expenses	204.9	185.8
Accrued royalties	47.4	56.8
Other current liabilities	5.5	4.8
Total current liabilities	523.2	591.1
Other long-term liabilities	18.8	14.1
Total liabilities	542.0	605.2
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 100.0 shares authorized, no shares issued and outstanding as of December 31, 2022 and 2021	—	—
Common stock, $0.0001 par value; 1,350.0 shares authorized as of December 31, 2022 and 2021 •Class A, 121.9 and 116.4 shares issued and 118.1 and 113.2 outstanding as of December 31, 2022 and 2021, respectively •Class B, 76.8 shares issued and outstanding as of December 31, 2022 and 2021, and •Class C, no shares issued and outstanding as of December 31, 2022 and 2021	—	—
Additional paid in capital	366.9	323.3
Accumulated other comprehensive loss	(0.3)	(0.2)
Retained earnings	7.1	7.5
Total stockholders’ equity	373.7	330.6
Total liabilities and stockholders’ equity	$915.7	$935.8

VIZIO HOLDING CORP.
Consolidated Statements of Cash Flows
(Unaudited, in millions)

	Year Ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(0.4)	$(39.4)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	3.6	2.8
Amortization of discount on investments	(0.6)	—
Change in fair value of investment securities	0.9	—
Deferred income taxes	(20.8)	(3.7)
Share-based compensation expense	42.5	134.4
Change in allowance for doubtful accounts	0.1	—
Changes in operating assets and liabilities:
Accounts receivable	17.0	30.5
Other receivables due from related parties	2.9	(4.1)
Inventories	(3.7)	(1.4)
Income taxes receivable	24.5	(24.9)
Prepaid and other current assets	31.3	(30.0)
Other assets	(4.8)	(1.6)
Accounts payable due to related parties	(76.6)	15.4
Accounts payable	(1.7)	(47.9)
Accrued expenses	19.1	30.5
Accrued royalties	(9.4)	(24.3)
Other current liabilities	0.6	(0.3)
Other long-term liabilities	4.6	5.9
Net cash provided by operating activities	29.1	41.9
Cash flows from investing activities:
Purchases of property and equipment	(13.1)	(4.4)
Purchase of investments	(74.9)	(0.2)
Sales and maturities of investments	15.0	—
Net cash used in investing activities	(73.0)	(4.6)
Cash flows from financing activities:
Proceeds from exercise of stock options	12.0	12.4
Payment of dividends on Series A convertible preferred stock	—	(0.6)
Proceeds from IPO, net of $10.7 in direct offering costs	—	148.0
Payments of other offering costs	—	(2.8)
Withholding taxes paid on behalf of employees on net settled share-based awards	(12.0)	(71.0)
Proceeds from sale of stock under ESPP	1.1	1.7
Net cash provided by financing activities	1.1	87.7
Effect of exchange rate changes on cash and cash equivalents	(0.1)	(1.1)
Net (decrease) increase in cash and cash equivalents	(42.9)	123.9
Cash and cash equivalents at beginning of year	331.6	207.7
Cash and cash equivalents at end of year	$288.7	$331.6
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$3.7	$36.1
Cash paid for interest	$0.2	$0.2
Supplemental disclosure of non-cash investing and financing activities:
Right-of-use assets obtained in exchange for new operating lease liabilities	$7.3	$3.6
Cash paid for amounts included in the measurement of operating lease liabilities	$3.6	$2.9
IPO costs not yet paid	$—	$0.3

VIZIO HOLDING CORP.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(Unaudited, in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2022[5]	2021	2022	2021
Net income (loss)	$6.3	$(10.1)	$(0.4)	$(39.4)
Adjusted to exclude the following:
Interest income, net	(1.2)	(0.2)	(1.6)	(0.3)
Other (expense) income, net	0.6	(3.2)	1.3	(3.0)
Provision for (benefit from) income taxes	4.7	(6.5)	7.0	13.1
Depreciation and amortization	0.9	0.8	3.6	2.8
Share-based compensation	8.5	36.5	42.5	134.4
Adjusted EBITDA	$19.9	$17.3	$52.4	$107.6
5 Some totals may not sum due to rounding.